CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Securities due 2013	$20,000,000	$2,322.00

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 677 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated March 3, 2011
Rule 424(b)(2)
$20,000,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Buffered Performance Securities Based on the S&P 100® Index due September 9, 2013

Unlike ordinary debt securities, the Buffered Performance Securities Based on the S&P 100® Index due September 9, 2013, which we refer to as the securities, do not pay interest and provide for a minimum payment of only $2.50 per security at maturity.  At maturity, you will receive for each security that you hold an amount in cash based on the closing value of the S&P 100® Index, which we refer to as the underlying index, on the valuation date.  If the final index value is greater than the initial index value, you will receive the $10 stated principal amount plus the upside payment, which is equal to $10 times 103.1%, which we refer to as the participation rate, times the index percent increase.  You are fully exposed on a 1 to 1 basis to the first 5% decline in the index value from the initial index value, but if the underlying index declines in value by more than 5% but no more than 30% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the underlying index declines in value by more than 30% from the initial index value, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus $2.50. As a result, you are fully exposed, without any buffer, to the first 5% decline in the underlying index and if the final index value declines by more than 30% from the initial index value, you could lose up to 75% of your principal. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, for each security that you hold, you will receive an amount in cash equal to:
º	$10 plus the upside payment, if the final index value is greater than the initial index value.
º	The upside payment will equal $10 times the participation rate and the index percent increase.
º
$10 times the index performance factor, if the final index value is less than or equal to the initial index value but greater than or equal to 95% of the initial index value, which means that the final index value has decreased from the initial index value by an amount less than or equal to 5%.  This amount will be less than or equal to the stated principal amount of $10 but greater than or equal to $9.50 per security.

º
$9.50, if the final index value is less than 95% of the initial index value but greater than or equal to 70% of the initial index value, which means that the final index value has decreased from the initial index value by an amount greater than 5% but less than or equal to 30%.

º
The sum of (i) $10 times the index performance factor and (ii) $2.50, if the final index value is less than 70% of the initial index value, which means that the final index value has decreased from the initial index value by an amount greater than 30%.  This amount will be less than, and possibly significantly less than, the $10 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2.50 per security.

•	The index performance factor is a fraction, the numerator of which will be the final index value and the denominator of which will be the initial index value.
•	The index percent increase is a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.
•	The initial index value is 595.98.
•	The final index value will be the closing value of the underlying index on the valuation date.
•	The valuation date will be September 4, 2013, subject to postponement for non-index business days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61760E606. The ISIN for the securities is US61760E6068.

You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10	$0.03	$9.97
Total	$20,000,000	$60,000	$19,940,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.03 for each security they sell.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)     an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)     an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)     a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)     otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The payment on the securities at maturity is based on the closing value of the S&P 100® Index, which we refer to as the underlying index, on the valuation date.  The S&P 100® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC and consists of 100 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The securities do not pay interest.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“Standard & Poor’s®,” “S&P®,” “S&P 100®,” “Standard & Poor’s 100” and “100” are trademarks of Standard and Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Each security costs $10
We, Morgan Stanley, are offering Buffered Performance Securities Based on the S&P 100® Index due September 9, 2013, which we refer to as the securities.  The stated principal amount and original issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment at maturity of 100% of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment of only $2.50 per security at maturity.  If the final index value is greater than the initial index value, you will receive an amount in cash equal to $10 plus the upside payment which represents 103.1% of the appreciation of the underlying index.  You are fully exposed on a 1 to 1 basis to the first 5% decline in the index value, but if the underlying index declines in value by more than 5% but no more than 30% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer and receive 95% of the stated principal amount.  However, if the underlying index declines in value by more than 30% from the initial index value, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus $2.50. As a result, you are fully exposed, without any buffer, to the first 5% decline in the underlying index and if the final index value declines by more than 30% from the initial index value, you could lose up to 75% of your principal.

Payment at maturity based on the performance of the underlying index
At maturity, you will receive for each security that you hold an amount in cash based on the closing value of the underlying index on September 4, 2013, which we refer to as the valuation date, subject to postponement for non-index business days or certain market disruption events.  The payment at maturity will be determined on the valuation date as follows:

• If the final index value is greater than the initial index value, you will receive a payment at maturity equal to:
$10 + the upside payment,

where,

upside payment = $10 x participation rate x index percent increase and where,

participation rate is 103.1%

and

index percent increase	=
The fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value. The index percent increase is described by the following formula:

•  If the final index value is equal to the initial index value or has decreased by an amount less than or equal to 5% from the initial index value, you will receive a payment at maturity equal to $10 times the index performance factor. This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9.50 per security.

• If the final index value has decreased by an amount greater than 5% but less than or equal to 30% from the initial index value, you will receive a payment at maturity equal to $9.50 per security.

• If the final index value has decreased by an amount greater than 30% from the initial index value, you will receive a payment at maturity equal to:

($10 x the index performance factor) + $2.50

where,

index performance factor      =        The fraction, the numerator of which will be the final index value and the denominator of which will be the initial index value. The index performance factor is described by the following formula:

This amount will be less, and possibly significantly less, than the $10 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2.50 per security.

All payments on the securities are subject to the credit risk of Morgan Stanley.

The initial index value is 595.98. The final index value will be the closing value of the underlying index on the valuation date.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical percentage changes in the closing value of the underlying index. The graph does not show every situation that may occur.

You can review the historical performance of the underlying index during the period from January 1, 2006 through March 3, 2011 in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based on their historical performance.

Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

Morgan Stanley & Co. Incorporated will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial index value, and will determine the final index value and whether a market disruption event has occurred and will calculate the index percent increase and/or the index performance factor and the payment to you at maturity, and, under certain circumstances, will determine the closing value of the underlying index.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-26.

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.” You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the underlying index.  The Buffer Zone illustrates the buffer effect in the event of a decline in the final index value by an amount greater than 5% but less than or equal to 30% from the initial index value.  The graph is based on the following terms:

•	Stated Principal Amount per Security:	$10
•	Participation Rate:	103.1%
•	Minimum Payment at Maturity per Security:	$2.50

•	Where the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $10 plus the upside payment.

•
Where the final index value is equal to the initial index value or has decreased by an amount less than or equal to 5% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $10 times the index performance factor.  This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9.50 per security.  As a result, investors are fully exposed, without any buffer, to the first 5% decline in the underlying index.

•
Where the final index value has decreased by an amount greater than 5% but less than or equal to 30% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $9.50 per security, representing a 5% loss of the principal amount.

•
Where the final index value has decreased by an amount greater than 30% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to the sum of (i) $10 times the index performance factor and (ii) $2.50, and is consequently an amount less than the $10 stated principal amount of each security.  As reflected in the graph above, under no circumstances will the payment due at maturity be less than $2.50 per security.

Below are four examples illustrating how to calculate the payment at maturity based on the hypothetical values set forth below.

Example 1: The final index value is greater than the initial index value.

Hypothetical initial index value:	580

Hypothetical final index value:	609

In this example,

Index percent increase	=	=	5%

The payment at maturity per security would be $10.5155, or the stated principal amount of $10 plus the upside payment of $0.5155.

Example 2:  The final index value is equal to the initial index value or has decreased by an amount less than or equal to 5% from the initial index value.

Hypothetical initial index value:	580

Hypothetical final index value:	565.50

In this example,

Index performance factor	=	=	97.5%

Under the terms of the securities, investors are fully exposed, without any buffer, to the first 5% decline in the underlying index.  Since the final index value has declined by 2.5% (an amount less than or equal to 5%) from the initial index value in this example, the payment at maturity per security would be the $10 stated principal amount times the index performance factor of 97.5%, or $9.75.

Example 3: The final index value has decreased by an amount greater than 5% but less than or equal to 30% from the initial index value.

Hypothetical initial index value:	580

Hypothetical final index value:	435

In this example, the final index value has declined by 25% (an amount greater than 5% but less than or equal to 30%) from the initial index value and, therefore, the payment at maturity would be $9.50 per security, representing a 5% loss of principal.

Example 4: The final index value has decreased by an amount greater than 30% from the initial index value.

Hypothetical initial index value:	580

Hypothetical final index value:	377

In this example,

Index performance factor	=	=	65%

Since the final index value has declined by 35% (an amount greater than 30%) from the initial index value, the payment at maturity per security would be the sum of (i) $10 times the index performance factor and (ii) $2.50, or $9.00.  If the final index value declines by more than 30%, you could lose up to 75% of your principal.

Please review the table of the historical values of the underlying index for each calendar quarter in the period from January 1, 2006 through March 3, 2011 and related graph in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based on its historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment of only 25% of principal at maturity, subject to the credit risk of Morgan Stanley.  This section describes the most significant risks relating to the securities.

Unlike ordinary debt securities, the securities do not pay interest or guarantee the repayment of 100% of your principal
The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and we provide for a minimum payment of only 25% of principal at maturity.  The securities fully expose you, without any buffer, on a 1 to 1 basis to the first 5% decline in the value of the underlying index.  If the underlying index declines in value by more than 5% but no more than 30% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer and receive 95% of the stated principal amount.  If the underlying index declines by more than 30% from the initial index value, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying index from the initial index value, plus $2.50. As a result, you are fully exposed, without any buffer, to the first 5% decline in the underlying index and if the final index value declines by more than 30% from the initial index value, you could lose up to 75% of your principal.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the value and volatility (frequency and magnitude of changes in values) of the underlying index at any time,

•	interest and yield rates in the market,

•	the dividend rate on the component stocks of the underlying index,

•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the component stocks of the underlying index or  stock markets generally and that may affect the closing value of the underlying index on the valuation date,

•	the time remaining until the securities mature,

•	the composition of the underlying index and changes in the constituent stocks of the underlying index, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the value of the underlying index at the time of sale is at or below the initial index value or if market interest rate rises.  You cannot predict the future performance of the underlying index based on its historical performance.  The final index value may be less than the initial index value so that you will receive at maturity an amount that is less than the $10 stated principal amount of each security.  There can be no assurance that the final index value will increase so that you will receive at maturity an amount that is greater than the $10 stated principal amount for each security you hold.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to investing in the underlying index
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

Adjustments to the underlying index could adversely affect the value of the securities
Standard & Poor’s Financial Services LLC, which we refer to as S&P, is responsible for calculating and maintaining the underlying index.  S&P can add, delete or substitute the component stocks of the underlying index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.

S&P may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the component stocks of the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the underlying index last in effect prior to the discontinuance of the underlying index.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payment at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks composing the underlying index and in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing value of the underlying index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the characterization of the securities for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the securities are unclear
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement. There is no direct legal authority as to the proper tax treatment of the securities, and consequently significant aspects of the tax treatment of the securities are uncertain. Our counsel has not rendered an opinion as to the proper treatment of the securities for U.S. federal income tax purposes. Pursuant to the terms of the securities, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, no assurance can be given that the Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, the treatment described in the section of this pricing supplement called “United States Federal Taxation.”

If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income  tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Buffered Performance Securities Based on the S&P 100® Index due September 9, 2013.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$20,000,000

Pricing Date	March 3, 2011

Original Issue Date (Settlement Date)	March 8, 2011

Maturity Date	September 9, 2013, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.

If due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$10 per Security

Stated Principal Amount	$10 per Security

Denominations	$10 and integral multiples thereof

CUSIP Number	61760E606

ISIN	US61760E6068

Interest Rate	None

Specified Currency	U.S. dollars

Underlying Index	The S&P 100® Index

Index Publisher	Standard & Poor’s Financial Services LLC (“S&P”) and its successors

Initial Index Value	595.98

Final Index Value	The Index Closing Value on the Valuation Date

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to each $10 Stated Principal Amount of Securities an amount in cash equal to:

(i)	$10 plus the Upside Payment, if the Final Index Value is greater than the Initial Index Value.

(ii)
$10 times the Index Performance Factor, if the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to 95% of the Initial Index Value, which means that the Final Index Value has declined from the Initial Index Value by an amount less than or equal to 5%.

(iii)
$9.50, if the Final Index Value is less than 95% of the Initial Index Value but greater than or equal to 70% of the Initial Index Value, which means that the Final Index Value has declined from the Initial Index Value by an amount greater than 5% but less than or equal to 30%.

(iv)
the sum of (x) $10 times the Index Performance Factor and (y) $2.50, if the Final Index Value is less than 70% of the Initial Index Value, which means that the Final Index Value has declined from the Initial Index Value by more than 30%.

If the Final Index Value is less than the Initial Index Value, the Payment at Maturity with respect to each $10 Stated Principal Amount of Securities will be less than the Stated Principal Amount of $10.  However, under no circumstances will such Payment at Maturity be less than the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $10 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Minimum Payment at Maturity	$2.50 per Security

Upside Payment	The product of (i) $10, (ii) the Participation Rate and (iii) the Index Percent Increase

Participation Rate	103.1%

Index Percent Increase
The Index Percent Increase is the fraction, the numerator of which will be the Final Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value.  The Index Percent Increase is described by the following formula:

Final Index Value – Initial Index Value
Initial Index Value

Index Performance Factor
The Index Performance Factor is a fraction, the numerator of which will be the Final Index Value and the denominator of which will be the Initial Index Value.  The Index Performance Factor is described by the following formula:

Final Index Value
Initial Index Value

Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Underlying Index, or any Successor Index (as defined under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

Valuation Date	September 4, 2013, subject to adjustment for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If the scheduled Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Valuation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that the Index Closing Value for the Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for calculating the Underlying Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Underlying Index.

Business Day
Business Day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Underlying Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Underlying Index, or any Successor Index, and (ii) any futures or options contracts related to the Underlying Index or to any security then included in the Underlying Index.

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Underlying Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of the Underlying Index attributable to that security relative to (y) the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Underlying Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.  Notwithstanding the above, upon calculating the Index Performance Factor, such figure will not be subject to rounding.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, the Index Performance Factor or the Index Percent Increase, as applicable, and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of the Underlying Index;
Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Underlying Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P discontinues the publication of the Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final

Index Value with reference to the Underlying Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Underlying Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).
Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent in good faith and in a fair and reasonable manner and shall be an amount in cash equal to the Default Amount, as described below.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the determination of the Default Amount.

Determination of Default Amount

The "Default Amount" for the Securities on any day will be an amount, determined by the Calculation Agent in good faith and in a fair and reasonable manner, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities that are outstanding as of the date of such acceleration and as if no default or acceleration had occurred.  That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect such an assumption or undertaking.

During the default quotation period for the Securites, which we describe below, we shall request three qualified financial institutions each to provide a quotation of the amount it would charge to effect this assumption or undertaking.  The amount referred to in the bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained during the default quotation period.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Default Quotation Period

The “default quotation period” is the period beginning on the day the default amount first becomes due and ending on the fifth business day after that day; provided that if no quotation of the kind referred to above has been obtained, the default quotation period will continue for an additional five business days, during which five-day period both we and the holders of a majority of the securities may each request up to three qualified financial institutions to provide such quotations.  If no such quotations are obtained during the default quotation period as so extended, the Calculation Agent will determine the Default Amount in good faith and in a fair and reasonable manner.

Notwithstanding the above, if the default quotation period has not ended before the Valuation Date, then the default amount will equal the payment at maturity as calculated under the original terms of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a "qualified financial institution" must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

The S&P 100® Index
The S&P 100® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and is calculated, maintained and published by Standard & Poor’s Financial Services LLC (the “Index Publisher”).

We have derived all information contained in this pricing supplement regarding the S&P 100® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P.  We make no representation or warranty as to the accuracy or completeness of such information. S&P is under no obligation to continue to publish the S&P 100 Index and may discontinue publication of the S&P 100 Index at any time.

The S&P 100 Index is a subset of the S&P 500 Index and comprises 100 leading U.S. stocks with exchange-listed options.  Constituents of the S&P 100 Index are selected for sector balance.  The calculation of the value of the S&P 100 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 100 companies (the “S&P 100 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 100 similar companies during the base period.  The “Market Value” of any S&P 100 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 100 Component Stock.

The S&P 100 Index was originally developed by the Chicago Board Options Exchange (CBOE), which later transferred the S&P 100 Index to S&P for management.  S&P’s U.S. Index Committee, which oversees the S&P 500 Index and other S&P equity indices, maintains the S&P 100 Index.  Because the S&P 100 Index is derived from the S&P 500 Index, the S&P 100 Index stocks are also subject to the published S&P 500 criteria for additions and deletions.  In addition, only companies included in the S&P 500 Index are eligible for inclusion in the S&P 100 Index.  All stocks added to the S&P 100 Index must maintain exchange-listed options.  Stocks included in the S&P 100 Index must also meet the S&P U.S. Index Committee’s guidelines for sector representation.  The sector composition of the S&P 100 Index has remained comparable to the sector composition of the S&P 500 Index.  The S&P U.S. Index Committee may remove a company from the S&P 100 Index if the company does not meet the inclusion qualifications or if the index becomes unbalanced in its sector representation.  The S&P U.S. Index Committee may also remove any company that violates any of the S&P 500 criteria.

The S&P 100 Index is calculated using a base-weighted aggregate methodology where the level of the S&P 100 Index reflects the total Market Value of all 100 S&P 100 Component Stocks relative to the S&P 100 Index’s base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P 100 Index is computed by dividing the total Market Value of the S&P 100 Component Stocks by a number called the “S&P 100 Index Divisor.”  By itself, the S&P 100 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 100 Index, it is the only link to the original base period value of the S&P 100 Index.  The S&P 100 Index Divisor keeps the S&P 100 Index comparable over time and is the manipulation point for all adjustments to the S&P 100 Index (“S&P 100 Index Maintenance”).

S&P 100 Index Maintenance includes monitoring and completing adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock-price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 100 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 100 Index require a S&P 100 Index

Divisor adjustment. By adjusting the S&P 100 Index Divisor for the change in total Market Value, the value of the S&P 100 Index remains constant. This helps maintain the value of the S&P 100 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 100 Index does not reflect the corporate actions of individual companies in the S&P 100 Index. All S&P 100 Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 100 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 100 Index and do not require S&P 100 Index Divisor adjustments.

The table below summarizes the types of S&P 100 Index maintenance adjustments and indicates whether or not a S&P 100 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 100 Index Divisor of the S&P 100 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 100 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 100 Index Divisor has the effect of altering the Market Value of the S&P 100 Component Stock and consequently of altering the aggregate Market Value of the S&P 100 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 100 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 100 Component Stock, a new S&P 100 Index Divisor (“New S&P 100 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 100 Divisor

New S&P 100 Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 100 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 100 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 100 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 100 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 100 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 100 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 100 Index Divisor.

The S&P 100 Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices will move to full float adjustment.

License Agreement between S&P and
Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 100® Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities particularly or the ability of the S&P 100® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 100® Index, which is determined, composed and calculated by S&P without regard to us or the Securities.  S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 100® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 100®”, “Standard & Poor’s 100” and “100” are trademarks of Standard and Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Securities have not been passed on by S&P as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by S&P.  S&P MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE SECURITIES.

Historical Information
The following table sets forth the published high, low and end of quarter closing prices for the Underlying Index for each calendar quarter from January 1, 2006 to March 3, 2011.  The graph following the table sets forth the historical performance of the Underlying Index for the same period.  The Index Closing Value of the Underlying Index on March 3, 2011 was 597.41. We obtained the information in the table and graph from Bloomberg Financial Markets, without independent verification. The historical performance of the Underlying Index should not be taken as an indication of future performance. We cannot give you any assurance that the Final Index Value will be greater than the Initial Index Value so that you will receive a payment in excess of the Stated Principal Amount of $10 for each Security. Because your return is linked to the performance of the Underlying Index as measured on the Valuation Date, there is no guaranteed repayment of 100% of your principal. The value of the Underlying Index may be, and has recently been, volatile, and we can give no assurance that the volatility will lessen.

If the Final Index Value is less than the Initial Index Value, you will lose money on your investment.

S&P 100® Index Historical High, Low and Period End Closing Values January 1, 2006 through March 3, 2011

	High	Low	Period End
2006
First Quarter	594.79	568.76	587.75
Second Quarter	603.82	560.70	579.56
Third Quarter	621.54	566.62	620.03
Fourth Quarter	664.42	619.24	660.41
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	649.89	692.77
Third Quarter	718.11	655.83	714.49
Fourth Quarter	729.79	657.79	685.65
2008
First Quarter	685.65	589.15	613.71
Second Quarter	653.49	579.62	581.09
Third Quarter	604.47	515.52	544.73
Fourth Quarter	545.60	367.10	431.54
2009
First Quarter	444.52	322.13	377.35
Second Quarter	440.30	384.14	429.66
Third Quarter	494.35	412.29	488.35
Fourth Quarter	519.13	475.48	514.09
2010
First Quarter	537.09	486.85	534.91
Second Quarter	553.87	467.65	467.65
Third Quarter	519.34	463.84	514.66
Fourth Quarter	566.78	513.31	565.90
2011
First Quarter (through March 3, 2011)	602.49	572.10	597.41

S&P 100® Index – Daily Closing Values January 1, 2006 through March 3, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the Underlying Index and in futures and/or options contracts on the Underlying Index or its component stocks listed on major securities markets.  Such purchase activity could have increased the Initial Index Value, and, therefore, increased the value at which the Underlying Index must close on the Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks that constitute the Underlying Index, futures and/or options contracts on the Underlying Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent will pay a concession equal to $0.03 per Security to an introducing broker in connection with the initial offering of the Securities.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the component stocks of the Underlying Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.

No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor
Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any plan involved in the transaction, and provided further that the plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”), are treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code. If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder upon the sale, exchange or settlement of a Security. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any such issuer is or becomes a USRPHC.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances. As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the Securities, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

No statutory, judicial or administrative authority directly addresses the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service (the “IRS”) with respect to their proper treatment. Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. Our counsel has not rendered an opinion as to the proper treatment of the Securities for U.S. federal income tax purposes, and no assurance can be given that the IRS or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a Security.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.